Exhibit 10.1

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated July 25, 2017, by and between Amalgamated Bank (the “Company”) and Keith Mestrich (the “Executive”) (each a “Party” and together, the “Parties”).

WHEREAS, the Company currently employs the Executive as President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of October 1, 2014 (the “Prior Agreement”); and

WHEREAS, the Parties wish to establish the terms of the Executive’s continued employment with the Company as President and Chief Executive Officer effective as of July 1, 2017 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises and conditions herein set forth, the Parties agree as follows:

1. Employment and Acceptance. The Company shall continue to employ the Executive, and the Executive shall accept such employment, subject to the terms of this Agreement, on the Effective Date.

2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until June 30, 2020 (such date the “Term Date”); provided that, unless the Parties otherwise agree in writing, the Executive may provide a written notice to the Company at least thirty (30) days prior to the Term Date to extend this Agreement and the employment relationship hereunder until September 30, 2020 (such date, the “Term Extension Date,” and the period from the Term Date through the Term Extension Date, the “Extension Period”). As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the Term Date or the Term Extension Date, as applicable, or, if earlier, on the date the Executive’s employment terminates in accordance with Section 5 below.

3. Title and Duties.

3.1 Title. The Executive shall serve in the capacity of President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). The Executive shall be classified as an employee exempt from overtime pay pursuant to the executive exemption under federal and state overtime laws.

3.2 Duties. The Executive shall have such authority and responsibilities and shall perform such executive duties customarily performed by the President and Chief Executive Officer of a commercial bank and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. Without limiting the generality of the foregoing, the Executive shall be charged with the administration of the operations of the Company, including general supervision of the policies of the Company and general and active management of the business of the Company. The Executive agrees that during the Term he shall devote his entire working time to the performance of his duties under this Agreement and shall not work for anyone else; provided, however, that the Company acknowledges that the Executive may serve on such corporate, civic or charitable boards or committees as have been or in the future are disclosed to, and not objected to by, the Board, such approval not to be unreasonably withheld, and manage the Executive’s personal investments, so long as any such activities do not, individually or in the aggregate, materially interfere with the performance of the Executive’s duties hereunder.

3.3 Location. The Executive’s principal place of performance of his duties hereunder shall be at the Company’s principal office located in New York, New York, subject to reasonable travel requirements on behalf of the Company.

4. Compensation and Benefits.

4.1 Base Salary. During the Term, the Company shall pay to the Executive a base salary (“Base Salary”) at the applicable annual rate set forth in the table below, paid in accordance with the Company’s payroll practice for all employees, which payroll practices the Company reserves the right to modify at any time.

Period	Annual Rate of Base Salary
Effective Date through June 30, 2018	$670,000
July 1, 2018 through June 30, 2019	$695,000
July 1, 2019 through the Term Date, and if applicable, the Extension Period	$720,000

4.2 Bonuses – Incentive Compensation. During the Term, subject to Section 8.15 of this Agreement, the Executive shall be eligible for incentive compensation to be paid to him by the Company as follows:

(a) The Executive shall be eligible to receive an annual bonus (each an “Annual Bonus”) for each fiscal year of the Company during the Term targeted at the applicable percentage of Base Salary (as determined on July 1 of each fiscal year in accordance with Section 4.1) set forth in the table below (the “Annual Bonus Target”), based on the achievement of multiple specific annual quantitative and qualitative performance metrics established by the Board (or a committee thereof), in consultation with the Executive, for such fiscal year.

Fiscal Year	Annual Bonus Target (percentage of Base Salary)
2017	64.2%
2018	65.5%
2019 and thereafter	66.7%

(b) The Executive also shall be entitled to incentive compensation pursuant to the Company’s long term incentive plans adopted by the Board in each year of the Term; provided that, the Executive shall not be entitled to receive any grant of incentive compensation during the Extension Period. The aggregate potential value of any annual long term incentive awards granted to the Executive shall be an amount equal to the sum of (i) 100% of Base Salary in effect at the time, minus (ii) $120,000. Notwithstanding anything to the contrary set forth herein, the Executive’s participation in any such long term incentive plan shall be governed by the terms of such plan, specifically including its vesting and exercise provisions.

4.3 Participation in Employee Benefit Plans. During the Term, the Executive shall be entitled to participate in all of the applicable employee benefit plans and perquisite programs of the Company, which are generally available to other senior executives of the Company, on the same terms as such other senior executives (except as set forth in Section 4.2). The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other senior executives of the Company.

4.4 Expense Reimbursement. During the Term, the Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.5 Attorney’s Fees. Subject to the Executive’s execution and delivery of this Agreement, upon presentation of appropriate documentation thereof, the Company shall reimburse the Executive for his reasonable, out -of-pocket, third-party, documented fees and expenses of counsel incurred in connection with the negotiation, review and execution of the Agreement, up to a maximum of $17,500.

5. Termination of Employment.

5.1 Termination upon the Term Date or the Term Extension Date, By the Company for Cause or due to Poor Performance, by the Executive without Good Reason, or Due to Executive’s Death or Disability. If the Executive’s employment terminates upon the Term Date or the Term Extension Date, as applicable, or if during the Term: (i) the Company terminates the Executive’s employment with the Company for Cause upon written notice; (ii) the Company terminates the Executive’s employment with the Company due to the Executive’s Poor Performance upon written notice; (iii) the Executive terminates employment without Good Reason upon forty-five (45) days’ advance written notice (which notice period the Company may shorten in its sole discretion and which shall not be deemed a termination without Cause); (iv) the Company terminates the Executive’s employment with the Company by reason of the Executive’s Disability upon written notice, or (v) the Executive’s employment terminates upon the Executive’s death, the Executive (or following the Executive’s death, his estate) shall be entitled to receive the following:

(a) the Executive’s accrued but unpaid Base Salary through the date of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company (other than any severance plans) in accordance with the terms of such employee benefit plans; and

(b) expenses reimbursable under Section 4.4 above incurred but not yet reimbursed to the Executive to the date of termination (the items under Sections 5.1(a) and 5.1(b) collectively, the “Accrued Benefits”).

(c) As used in this Agreement, the following terms shall have the meanings set forth below:

(i) “Cause” means, (A) the Executive’s conviction of a felony or any crime involving dishonesty or theft; (B) the Executive’s conduct in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (C) the Executive’s willful misconduct; (D) the Executive’s willful contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board; (E) the Executive’s material breach of the Executive’s obligations under this Agreement, including, but not limited to breach of the Executive’s restrictive covenants set forth in Section 6 hereof; (F) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; or (G) the Executive’s willful failure to comply with a material policy of the Company, its subsidiaries or affiliates; provided that, that the Executive shall have fifteen (15) days after receipt of notice from the Company in writing specifying the deficiency to cure the deficiency, to the extent curable, that would result in Cause; provided, further, that the Company shall have ninety (90) days from the occurrence of the event that constitutes Cause to provide notice to the Executive that the Company intends to terminate the Executive’s employment for Cause.

(ii) “Change in Control” means the consummation of a transaction or a series of related transactions resulting in any of the following events: (i) one person or group (other than Workers United) becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the then issued and outstanding securities of the Company, or (ii) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise (determined on a consolidated basis), to one person or group (other than Workers United). Notwithstanding the foregoing, a transaction shall not be considered to be a “Change in Control” if, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such transaction does not constitute a “change in control event,” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i).

(iii) “Disability” means that, as a result of a permanent physical or mental injury or illness, the Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for (a) 60 consecutive days or (b) a period of 150 days in any 12-month period.

(iv) “Good Reason” means, without the Executive’s written consent: (A) a reduction in the Executive’s Base Salary; (B) subject to Section 5.3 of this Agreement, a substantial diminution in the Executive’s duties or responsibilities; (C) the Company’s breach of any material covenant or obligation under this Agreement; or (D) relocation of the Executive’s principal work location to a location outside of New York county; provided that, that the Company shall have thirty (30) days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency, to the extent curable, that would result in Good Reason; provided, further, that the Executive shall have ninety (90) days from the occurrence of the event that constitutes Good Reason to provide notice to the Company that the Executive intends to resign for Good Reason.

(v) “Poor Performance” means, the Executive’s continued failure to substantially perform his duties hereunder in a satisfactory manner after a written demand for substantial performance from the Board is delivered to him, which specifically identifies the nature of such failure, and which failure, if curable, is not cured by him within a reasonable period (not less than ten (10) days and not to exceed thirty (30) days) as determined by the Board.

5.2 By the Company Without Cause, or by the Executive with Good Reason. If at any time during the Term, the Company terminates the Executive’s employment without Cause other than due to Poor Performance or Disability, or the Executive terminates his employment upon notice (except as described in the definition of Good Reason) with Good Reason other than following the occurrence of an event that could reasonably be expected to result in a termination of his employment by the Company for Cause or during a period when circumstances exist that could reasonably be expected to result in a termination of his employment by the Company due to Poor Performance, the Executive shall be entitled to receive:

(a) the Accrued Benefits; and

(b) beginning on the 60th day after such termination of employment, but only if the Executive has executed and not revoked within the revocation period a valid release agreement in a form reasonably acceptable to the Company, a severance payment in an amount equal to the sum of (i) (x) eighteen (18) months of the Executive’s Base Salary in effect on the date of such termination, minus (y) $180,000, and (ii) an amount equal to the Annual Target Bonus in effect for the fiscal year in which the date of such termination occurs, payable in equal monthly installments for a period of eighteen (18) months; provided that, if (A) such termination occurs within twelve (12) months following a Change in Control or (B) the Company terminates the Executive’s employment without Cause other than due to Poor Performance or Disability within ninety (90) days’ prior to a Change in Control and the Executive reasonably demonstrates that such termination was at the request of the eventual acquirer in connection with such Change in Control, such severance payment shall be in an amount equal to the sum of (i) (x) twenty-four (24) months of the Executive’s Base Salary in effect on the date of such termination, minus (y) $240,000, and (ii) an amount equal to two (2) times the Annual Target Bonus in effect for the fiscal year in which the date of such termination occurs, payable in equal monthly installments for a period of twenty-four (24) months. Payments that would otherwise have been owed to the Executive prior to the 60th day after termination of employment shall be made to the Executive on the 60th day after such termination of employment.

5.3 Duties prior to Termination. During the Extension Period (if applicable) or at any time following a notice of termination of the Executive’s employment hereunder from either Party and prior to the applicable date of termination, the Company may (a) require the Executive to continue to perform the Executive’s duties hereunder on the Company’s behalf, (b) limit or impose reasonable restrictions on the Executive’s activities as it deems necessary, or (c) modify the Executive’s authorities, responsibilities and/or duties (including as provided in Section 3.2 of this Agreement) without such action constituting a violation of this Agreement or Good Reason.

5.4 Continued Employment Beyond the Expiration of the Term. Unless the Parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at will by either the Executive or the Company; provided, that any provisions of this Agreement that contemplate performance following the expiration of the Term shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder, including, without limitation, Sections 6, 7 and 8.12 of this Agreement.

5.5 Removal from any Boards and Position. If the Executive’s employment terminates for any reason, the Executive shall be deemed to resign (a) if a member, from the Board or boards of directors to which he has been appointed or nominated to by or on behalf of the Company and (b) from any position with the Company and its subsidiaries and affiliates.

5.6 Put Right. Within ninety (90) days following a termination of the Executive’s employment for any reason other than a termination by the Company for Cause, the Executive shall have the right (the “Put Right”) to sell to the Company, the common stock of the Company (the “Common Stock”) acquired by the Executive during the period of his employment with the Company for a per share amount equal to either (a) if as of the date of the termination of the Executive’s employment the Company’s equity is not publicly traded, the tangible book value of such shares as of the date of the termination of the Executive’s employment, or (b) if as of the date of the termination of the Executive’s employment the Company’s equity is publicly traded, the per share closing price on the date such purchase is consummated; provided that, the Executive shall not have the right to exercise the Put Right if the Company is prohibited from satisfying the Put Right (i) by applicable law or (ii) by the terms of any agreement to which the Company is then a party. As a condition to the Company’s obligation to purchase the Executive’s Common Stock pursuant to the Put Right, the Executive shall be required to represent and warrant that the Executive has good and marketable title to all such shares of Common Stock subject to the purchase, free and clear of all liens, encumbrances and defects. The purchase of Common Stock by the Company pursuant to the Executive’s exercise of the Put Right shall be paid in cash; provided however that to the extent the amount to be paid upon exercise of the Put Right exceeds $1,000,000, such excess may, at the discretion of the Board, be paid either (x) in cash, or (y) under a note issued by the Company with principal payments made in no more than three (3) equal annual installments and bearing interest, payable annually, at the lowest interest rate required to avoid imputed interest.

6. Restrictions and Obligations of the Executive.

6.1 Confidentiality. (a) During the course of the Executive’s employment by the Company, the Executive has had and shall continue to have access to certain trade secrets and confidential information relating to the Company, its subsidiaries and affiliates (the

“Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the period the Executive is employed by the Company and at any time thereafter, the Executive shall not disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party with any Protected Party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of any of the Protected Parties or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that, to the extent permitted by law, the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public without his violation of this Section 6.1(a) or (v) to the Executive’s spouse, attorney, and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person other than the exceptions set forth in (i)-(iv) above shall be deemed to be a breach of this Section 6.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.4 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of any of the Protected Parties, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Protected Parties.

(c) It is understood that while employed by the Company, the Executive shall promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive shall assist the Company during the period of the Executive’s employment by the Company and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d) The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

(e) This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency. The Executive will not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.2 Cooperation. During the period the Executive is employed by the Company and thereafter, the Executive shall cooperate with any investigation or inquiry by the Company or any governmental or regulatory agency or body that relates to the operations of a Protected Party during the period of the Executive’s employment by the Company; provided that any such cooperation shall take into account the Executive’s then current business and other obligations.

6.3 Non-Solicitation or Hire. During the period the Executive is employed by the Company and for a period following the termination of the Executive’s employment for any reason equal to the longer of either (a) one (1) year following the Executive’s termination of employment and (b) the applicable period during which the severance payments are scheduled to be paid pursuant to Section 5.2(b) (such longer period, the “Restricted Period”), the Executive shall not (i) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a customer of a Protected Party, who was a customer of a Protected Party at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who was a prospective customer that has been identified and targeted by a Protected Party immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from a Protected Party on the date the Executive’s employment terminates, or (y) any supplier or prospective supplier to a Protected Party as of the date the Executive’s employment terminates to terminate, reduce or alter negatively its relationship with the Protected Party or in any manner interfere with any agreement or contract between the Protected Party and such supplier or (ii) hire any current employee of a Protected Party (a “Current Employee”) or any person who was an employee of a Protected Party during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee’s employment relationship with a Protected Party in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity.

6.4 Non-Competition. During the Restricted Period, the Executive shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of a Protected Party, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise engage in the business of providing financial products or services to Taft-Hartley employee benefit plans, labor unions, employee benefit plans associated with labor unions in any manner, or other entities associated or affiliated with labor unions (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from (a) owning for passive investment purposes not intended to circumvent this Agreement, less than 1 percent (1%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership) or (b) being employed by or otherwise associated with (including as a director) an organization or entity of which a subsidiary, division, segment, unit, etc. is engaged in the Business (a “Competing Division”), including in a position to which employees of the Competing Division report, directly or indirectly, provided that the Executive has no direct responsibilities with such Competing Division other than having general responsibility for the operation of such Competing Division. For the avoidance of doubt, the Executive may be an officer of a bank or investment advisor or a union or related organization that engages in the Business, provided that the Executive is not directly employed in, or working in, the Competing Division.

6.5 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company (prior to or during the Term) are the sole property of the Company (“Company Property”). During the period the Executive is employed by the Company, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his duties under this Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.6 Nondisparagement. The Executive agrees that he shall not, during the period the Executive is employed by the Company and at any time thereafter, publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company and its directors, officers, shareholders, employees, agents, attorneys, successors and assigns and the Company agrees that during the period the Executive is employed by the Company and at any time thereafter, it shall not, and it shall use its reasonable efforts to cause its directors and officers not to, publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Executive; provided, however, that nothing contained in this Section 6.6 shall preclude either Party from providing truthful testimony in connection with a valid subpoena, court order, regulatory request, other legal proceeding, or as may be required by law. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality of the individual or entity being disparaged.

6.7 Reasonableness of Covenants. The Parties agree that the duration and area for which the covenants set forth in this Section 6 apply are reasonable. In the event that any arbitrator or court of competent jurisdiction determines that the time period or the area or both are unreasonable and any such covenant is to that extent unenforceable, the Company and the Executive agree that such covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable and that each covenant set forth in this Section 6 shall remain enforceable notwithstanding a determination by a court of competent jurisdiction that another covenant set forth in this Section 6 is unenforceable.

7. Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 or the Company’s breach or threatened breach of the restrictions set forth in Section 6.6 shall result in irreparable and continuing damage to the Protected Parties or the Executive for which there may be no adequate remedy at law and that the Protected Parties or the Executive shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Parties hereby consent to the grant of an injunction (temporary or otherwise) against the other Party or the entry of any other court order against the other party prohibiting and enjoining him or it from violating, or directing him or it to comply with any provision of Section 6. The Parties also agree that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties or the Executive for such breaches or threatened or attempted breaches.

8. Other Provisions.

8.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) business days after the date of mailing or one (1) business day after overnight mail, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

(a) If the Company, to:

Amalgamated Bank

275 Seventh Avenue

New York, New York 10001

Attention: Chairman of the Board

Telephone: (212) 255-6200

Fax: (212) 895-4721

With a copy to:

Amalgamated Bank

275 Seventh Avenue

New York, New York 10001

Attention: General Counsel

Telephone: (212) 895 4431

(b) If the Executive, to the Executive’s home address reflected in the Company’s records.

8.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and, supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior Agreement.

8.3 Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which could preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Company represents and warrants that (i) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations contemplated hereunder, (ii) it has taken all corporate action necessary to authorize the execution and performance of this Agreement, (iii) it has obtained all required regulatory or other consents as may be necessary or appropriate to permit it to enter into this Agreement and (iv) this Agreement has been duly executed and delivered by it and, assuming due authorization, execution, and delivery of this Agreement by the Executive, is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

8.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.5 Governing Law, Dispute Resolution and Venue.

(a) This Agreement shall be governed and construed in accordance with the laws of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.

(b) Any controversy or claim arising out of or relating to this Agreement or the breach hereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators, except that the arbitrator shall apply the law as established by decisions of the U.S. Supreme Court, the Court of Appeals for the Second Circuit and the U.S. District Court for the Southern District of New York in deciding the merits of claims and defenses under federal law (including without limitation any federal antidiscrimination law). The Company and the Executive specifically agree that the arbitrator may award injunctive relief. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties covenant that they shall participate in the arbitration in good faith. Each party to any arbitration proceeding shall bear its or his own costs and expenses in connection therewith, except as permitted by law or otherwise ordered by the arbitrator in such proceeding. Notwithstanding the foregoing, this Section 8.5 shall not preclude any party hereto from pursuing a court action pursuant to Section 7 or otherwise for the sole purpose of obtaining a temporary restraining order or a preliminary injunction.

8.6 Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign this Agreement to any successor that continues the business of the Company, including any person or entity that acquires all or substantially all of the assets of the Company.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

8.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

8.10 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, the parties shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

8.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

8.12 Indemnification and Insurance. The Executive shall be indemnified in accordance with the Company’s certificate of incorporation, by-laws, and policies and to the fullest extent permitted by, and in accordance with, applicable state law. The Company agrees that it shall promptly move to ensure that the Executive is insured under the Company’s Directors’ and Officers’ liability insurance policy (including Side A coverage). Subject to the requirements of applicable law, the Company shall indemnify the Executive on a current basis and to the extent the Company acquires insurance to cover all or part of the Company’s indemnification obligations, the Company shall ensure that amounts paid in respect of such insurance are paid on a current basis.

8.13 Section 409A. This Agreement is intended to comply with Code Section 409A to the extent subject thereto and shall be interpreted and administered in compliance therewith. Any term used in this Agreement which is defined in Code Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. Any obligations to pay nonqualified deferred compensation (within the meaning of Code Section 409A) under this Agreement that arise in connection with the Executive’s “termination of employment,” “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of §1.409A-l(h) of the Regulations. Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive’s employment, the Executive is a “specified employee,” as defined in Code Section 409A or the Regulations, and any payments upon such termination under this Agreement hereof shall result in additional tax or interest to the Executive under Code Section 409A, he shall not be entitled to receive such payments until the date which is six (6) months after the termination of the Executive’s employment for any reason or, if earlier, the date of the Executive’s death. Each amount to be paid or benefit to be provided to the Executive under this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. If any expense reimbursement by the Executive under this Agreement is determined to be “deferred compensation” within the meaning of Code Section 409A, including, without limitation any reimbursement under Section 4.4, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

8.14 Golden Parachute Provisions.

(a) Anything in this Agreement to the contrary notwithstanding, the Company shall not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act.

(b) If any payment or benefit to the Executive under this Agreement or otherwise would be a “golden parachute payment” or “indemnification payment” within the meaning of Section 18(k) of the Federal Deposit Insurance Act, such payment or benefit shall not be made unless permitted under applicable law. The Company shall use best efforts promptly to apply to the appropriate federal banking agency for a determination that any golden parachute payment is permissible.

(c) The provisions of this Agreement are subject to and shall be interpreted to be consistent with Applicable Law, which terms control over the terms of this Agreement in the event of a conflict between Applicable Law and this Agreement. Notwithstanding anything herein to the contrary, no payment or benefit shall be paid or provided to the Executive or be vested or accrued if any such payment or benefit, vesting or accrual would violate Applicable Law and, to the extent any such payment or benefit that has been paid, provided, vested or accrued is determined to be in violation of Applicable Law, any such payment or benefit shall be subject to recoupment or cancellation. In the event of any such violation, the Executive and the Company shall cooperate in good faith to endeavor to meet the requirements of Applicable Law in a manner that preserves to the greatest extent possible the intent and purposes of this Amendment. “Applicable Law” means the laws, statutes, rules, regulations, treaties, directives, guidelines, ordinances, codes, administrative or judicial precedents or authorities and orders of any Governmental Authority, as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, directed duties, requests, licenses, authorizations, decrees and permits of, and agreements with any Governmental Authority, to which the Company or the Executive are a party or by which the Company or the Executive are bound, in each case whether or not having the force of law, and all orders, decisions, judgments, and decrees of all courts or arbitrators in proceedings or actions to which the Company or the Executive are a party or by which the Company or the Executive are bound. “Governmental Authority” means the United States of America, any state or territory thereof and any federal, state, provincial, city, town, municipality, county or local authority, including without limitation, the Federal Deposit Insurance Corporation, the New York State Department of Financial Services, and any board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

8.15 Claw-Back and Forfeiture. This Agreement and any Annual Bonus, LTIP or other incentive or performance-based compensation paid or payable to the Executive pursuant to this Agreement or under any other plan or arrangement adopted by the Company (collectively, “Incentive Compensation”) shall be subject in all respects to the Company’s Policy on Sound Executive Compensation and any other compensation claw-back or forfeiture policy implemented by the Company from time to time and applicable to all officers of the Company on the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Company, and any revisions or amendments to any of the foregoing policies adopted by the Company from time to time and applicable to all officers of the Company on the same terms and conditions (collectively, the “Claw-Back Policy”). The Executive acknowledges and agrees that, if the Company is permitted to effect a claw-back or forfeiture of Incentive Compensation pursuant to the Claw-Back Policy, the Company shall be entitled to recover or retain any Incentive Compensation paid or payable to the Executive in accordance with the terms and conditions of the Claw-Back Policy.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE:

/s/ Keith Mestrich
Name: Keith Mestrich

THE COMPANY:

AMALGAMATED BANK

/s/ Lynne P. Fox
Name: Lynne P. Fox
Title: Chair of the Board

[Signature page to Keith Mestrich Employment Agreement]